EXHIBIT 3.1

Restated Certificate of Incorporation of Textechnologies, Inc.

A Delaware Corporation Incorporated 1986

(Successor to Midas Entertainment, Inc.)

As Filed July 28th, 2006 Under Section 245 of the General Corporation Law TEXTECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is TEXTECHNOLOGIES, INC. The name under which it was originally incorporated was Midas Entertainment, Inc.

2.	The original Certificate of Incorporation of the corporation was filed with the Secretary of State on November 26th, 1986 & granted file # 2109015.

3.
This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as heretofore amended or supplemented. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4.	The text of the Certificate of Incorporation of said TEXTECHNOLOGIES, INC. , as heretofore amended or supplemented, is hereby restated and integrated, without further amendment, to read as follows:

FIRST:

The name of the corporation (hereinafter called the "Corporation") is TEXTECHNOLOGIES, INC.

SECOND:

The respective names of the county and of the city within the county in which the registered office of the Corporation is to be located in the State of Delaware are the County of New Castle and the City of Wilmington. The name of the registered agent of the Corporation is The Delaware Business Incorporators, Inc. The street and number of said principal office and the address by street and number of said registered agent is 3422 Old Capitol Trail, Suite 700, Wilmington, State of Delaware.

THIRD:

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows:

1. To make, manufacture, produce, prepare, process, purchase or otherwise acquire, and to hold, use, sell, import, export or otherwise trade or deal in and with goods, wares, products, merchandise, machines, machinery, appliances and apparatus, of every kind, nature and description, and, in general, to engage or participate in any manufacturing or other business of any kind or character whatsoever, including, but not by way of limitation, importing, exporting, mining, quarrying, producing, farming, agriculture, forestry, construction, management, advisory, mercantile, financial or investment business, any business engaged in rendering any manner of services and any business of buying, selling, leasing or dealing in properties of any and all kinds, whether any such business is located in the United States of America or any foreign country, and whether or not related to, conducive to, incidental to, or in any way connected with, the foregoing business.

2. To engage in research, exploration, laboratory and development work relating to any material, substance, compound or mixture now known or which may hereafter be known, discovered or developed and to perfect, develop, manufacture, use, apply and generally to deal in and with any such material, substance, compound or mixture.

3. To purchase, lease or otherwise acquire, to hold, own, use, develop, maintain, manage and operate, to sell, transfer, lease, assign, convey, exchange or otherwise turn to account or dispose of, and generally, to deal in and with, personal and real property, tangible or intangible, of every kind and description, wheresoever situated, and any and all rights, concessions, interests and privileges therein.

4. To adopt, apply for, obtain, register, purchase, lease or otherwise acquire, to maintain, protect, hold, use, own, exercise, develop, manufacture under, operate and introduce and to sell and grant licenses or other rights in respect of, assign or otherwise dispose of, turn to account, or in any manner deal with and contract with reference to, any trademarks, trade names, patents, patent rights, concessions, franchises, designs, copyrights and distinctive marks and rights analogous thereto and inventions, devices, improvements, processes, recipes, formulae and the like, including, but not by way of limitation, such thereof as may be covered by, used in connection with, or secured or received under, Letters Patent of the United States of America or elsewhere, and any licenses and rights in respect thereof, in connection therewith or appertaining thereto.

5. To purchase or otherwise acquire and to hold, pledge, sell, exchange or otherwise dispose of securities (which term includes any shares of stock, bonds, debentures, notes, mortgages or other obligations and any certificates, receipts or other instruments representing rights to receive, purchase or subscribe for the same or representing any other rights or interests therein or in any property or assets) created or issued by any person, firm, association, corporation (including, to the extent permitted by the laws of the State of Delaware, the Corporation) or government or subdivision, agency or instrumentality thereof; to make payment therefore in any lawful manner; and to exercise, as owner or holder thereof, any and all rights, powers and privileges in respect thereof (to the extent aforesaid).

6. To make, enter into, perform and carry out contracts of every kind and description with any person, firm, association, corporation or government or subdivision, agency or instrumentality thereof; to endorse or guarantee the payment of principal, interest or dividends upon, and to guarantee the performance of sinking fund or other obligations of, any securities or the payment of a certain amount per share in liquidation of the capital stock of any other corporation; and to guarantee in any way permitted by law the performance of any of the contracts or other undertakings of any person, firm, association, corporation or government or subdivision, agency or instrumentality thereof.

7. To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business and good will of anyone or more persons, firms, associations or corporations heretofore or hereafter engaged in any business whatsoever; to pay for the same in cash, property or its own or other securities; to hold, operate, lease, reorganize, liquidate, sell or in any manner dispose of the whole or any part, thereof; to assume or guarantee, in connection therewith, the performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations; and to conduct the whole or any part of any business thus acquired.

8. To lend its uninvested funds from time to time to such extent, to such persons, firms, associations, corporations or governments or subdivisions, agencies or instrumentalities thereof, and on such terms and on such security, if any, as the Board of Directors of the Corporation (hereinafter called the "Board of Directors") may determine.

9. To borrow money for any of the purposes of the Corporation, from time to time, and without limit as to amount; to issue and sell from time to time, its own securities in such amounts, on such terms and conditions, for such purposes and for such consideration, as may now be or hereafter shall be permitted by the laws of the State of Delaware; and to secure such securities by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets, business and good will of the Corporation then owned or thereafter acquired.

10. To promote, organize, manage, aid or assist, financially or otherwise, persons, firms, associations or corporations engaged in any business whatsoever; and to assume or underwrite the performance of all or any of their obligations.

11. To organize or cause to be organized under the laws of the State of Delaware, any other state or states of the United States of America, the District of Columbia, any territory, dependency, colony or possession of the United States of America or of any foreign country, a corporation or corporations for the purpose of transacting, promoting or carrying on any or all objects or purposes for which the Corporation is organized; to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated; and, subject to the laws of the State of Delaware, to consolidate or merge with or into one or more other corporations organized under the laws of the State of Delaware or under the laws of any other state or states in the United States of America, the District of Columbia, any territory, dependency, colony or possession of the United States of America or of any foreign country if the laws under which said other corporation or corporations are formed shall permit such consolidation or merger.

12. To conduct its business in any and all of its branches and maintain offices both within and without the State of Delaware in any and all states of the United States of America, in the District of Columbia, in any or all territories, dependencies, colonies or possessions of the United States of America and in foreign countries.

13. To such extent as a business corporation organized under the laws of the State of Delaware may now or hereafter lawfully do, to do, either as principal or agent and either alone or through subsidiaries or in connection with other persons, firms, associations or corporations, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of anyone or more of the objects herein enumerated or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to do any and all things and exercise any and all powers, rights and privileges which a business corporation may now or hereafter be organized or authorized to do or to exercise under the laws of the State of Delaware.

14. Whenever the context permits, the following provisions shall govern the construction of the paragraphs of these purposes; no specified enumeration shall be construed as restricting in any way any general language; any word, whether in the singular or plural shall be construed to mean both the singular and the plural; any phrase in the conjunctive or in the disjunctive shall include both the conjunctive and disjunctive; the mention of the whole shall include any part or parts; anyone or more or all of the purposes set forth may be pursued from time to time and whenever deemed desirable; verbs in the present or future tense shall be construed to include both the present and future tenses or either of them.

FOURTH:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000,000,000 of which 10,000 shares, .0001 par value, are to be of a class designated "Preferred Stock”.

The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the classes of stock of the Corporation which are fixed by this Certificate of Incorporation, and the authority vested in the Board of Directors to fix by resolution or resolutions providing for the issue of Preferred Stock the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of Preferred Stock which are not fixed by this Certificate of Incorporation are as follows:

(a) The Preferred Stock may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by letter or descriptive words. All series of Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of paragraphs (b) and (f) of this Article FOURTH.

(b) Authority is hereby vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and in connection with the creation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the voting powers, if any, the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, in respect of the matters set forth in the following subparagraphs (1) to (8), inclusive:

(1) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2) The dividend rate of such series, any preferences to or provisions in relation to the dividends payable on any other class or classes or of any other series of stock, and any limitations, restrictions or conditions on the payment of dividends;

(3) The price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed by the Corporation;

(4) The amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution or winding up of the Corporation;

(5) Whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series and, if so entitled, the amount of such fund and the manner of its application;

(6) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation or shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(7) Whether or not the shares of such series shall have any voting powers and, if voting powers are so granted, the extent of such voting powers; and

(8) Whether or not the issue of any additional shares of such series or of any future series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of and outstanding series of Preferred Stock theretofore issued pursuant to this Article FOURTH and, if subject to additional restrictions, the extent of such additional restrictions.

(c) The holders of Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, dividends in cash at the rate for such series fixed by the Board of Directors as provided in paragraph (b) of this Article FOURTH, and no more.

(d) Before any sum or sums shall be set aside for or applied to the purchase of Common Stock and before any dividends shall be declared or paid or any distribution ordered or made upon the Common Stock (other than a dividend payable in Common Stock), the Corporation shall comply with the sinking fund provisions, if any, of any resolution or resolutions providing for the issue of any series of Preferred Stock any shares of which shall at the time be outstanding.

(e) Subject to the provisions of paragraphs (c) and (d) of this Article FOURTH, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

(f) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Preferred Stock of each series then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock, an amount determined as provided in paragraph (b) of this Article FOURTH for every share of their holdings of Preferred Stock of such series. If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Preferred Stock of all series the full account to which they respectively shall be entitled, the holders of Preferred Stock of all series shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to Preferred Stock of all series were paid in full. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders. Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing provisions of this paragraph (f), it may be provided as to anyone or more series of Preferred Stock that upon liquidation, dissolution or winding up of the Corporation the shares of such series shall not have any preference, other than to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount equal to accrued dividends [as defined in paragraph (h) hereof] and thereafter to share ratably with the holders of Common Stock (and any other class or series having a similar right) in all distributions of assets as they would have shared if all of the shares of such series had been converted into Common Stock immediately before such distribution or to share, in such event, upon such other terms and conditions as may be provided.

(g) Subject to any requirements which may be applicable to the redemption of any given series of Preferred Stock as provided in any resolution or resolutions providing for the issue of such series of Preferred Stock, the Preferred Stock of all series, or of any series thereof, or any part of any series thereof, at any time outstanding, may be redeemed by the Corporation, at its election expressed by resolution of the Board of Directors, at any time or from time to time, upon not less than 30 days, but not more than 90 days, previous notice to the holders of record of Preferred Stock to be redeemed, given by mail in such manner as may be prescribed by resolution or resolutions of the Board of Directors:

(1) if such redemption shall be otherwise than by the application of monies in any sinking fund referred to in paragraph (d) of this Article FOURTH, at the redemption price, fixed as provided in paragraph (b) of this Article FOURTH, at which shares of Preferred Stock of the particular series may then be redeemed at the option of the Corporation and

(2) if such redemption shall be by the application of monies in any sinking fund referred to in paragraph (d) of this Article FOURTH, at the redemption price, fixed as provided in paragraph (b) of this Article FOURTH, at which shares of Preferred Stock of the particular series may then be redeemed for such sinking fund;

provided, however, that, before any Preferred Stock of any series shall be redeemed at said redemption price thereof specified in clause (I) of this paragraph (g), all moneys at the time in the sinking fund, if any, for Preferred Stock of that series shall first be applied, as nearly as may be, to the purchase or redemption of Preferred Stock of that series as provided in the resolution or resolutions of the Board of Directors providing for such sinking fund. If less than all the outstanding shares of Preferred Stock of any series are to be redeemed, the redemption may be made either by lot or pro rata in such manner as may be prescribed by resolution of the Board of Directors. The Corporation may, if it shall so elect, provide moneys for the payment of the redemption price by depositing the amount thereof for the account of the holders of Preferred Stock entitled thereto with a bank or trust company doing business in any place which can show capital and surplus of at least $5,000,000. The date upon which such deposit may be made by the Corporation (hereinafter called the "date of deposit") shall be prior to the date fixed as the date of redemption. In any such case there shall be included in the notice of redemption a statement of the date of deposit and of the name and address of the bank or trust company with which the deposit has been or will be made. On and after the date fixed in any such notice of redemption as the date of redemption (unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice) or, if the Corporation shall have made such deposit on or before the date specified therefor in the notice, then on and after the date of deposit all rights of the holders of the Preferred Stock to be redeemed as stockholders of the Corporation, except the right to receive the redemption price as hereinafter provided and, in the case of such deposit, any conversion rights not theretofore expired, shall cease and terminate. Such conversion rights, however, in any event shall cease and terminate upon the date fixed for redemption or upon any earlier date fixed by the Board of Directors pursuant to paragraph (b) of this Article FOURTH for termination of such conversion rights. Anything herein contained to the contrary notwithstanding, said redemption price shall include an amount equal to accrued dividends on the Preferred Stock to be redeemed to the date fixed for the redemption thereof and the Corporation shall not be required to declare or pay on such Preferred Stock to be redeemed, and the holders thereof shall not be entitled to receive, any dividends in addition to those thus included in the redemption price; provided, however, that the Corporation may pay in regular course any dividends thus included in the redemption price either to the holders of record on the record date fixed for the determination of stockholders entitled to receive such dividend (in which event, anything herein to the contrary notwithstanding, the amount so deposited need not include any dividends so paid or to be paid) or as a part of the redemption price upon surrender of the certificates for the shares redeemed.

At any time on or after the date fixed as aforesaid for such redemption or, if the Corporation shall elect to deposit the moneys for such redemption as herein provided, then at any time on or after the date of deposit and without awaiting the date fixed as aforesaid for such redemption, the respective holders of record of the Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Corporation, or, in the event of such deposit, to the bank or trust company with which such deposit shall be made, of certificates for the shares to be redeemed, such certificates, if required, to be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank. Any moneys so deposited which shall remain unclaimed by the holders of such Preferred Stock at the end of six years after the redemption date shall be paid by such bank or trust company to the Corporation and any interest accrued on moneys so deposited shall belong to the Corporation and shall be paid to it from time to time. Preferred Stock redeemed pursuant to the provisions of this paragraph (g) shall be canceled and shall thereafter have the status of authorized and unissued shares of Preferred Stock.

(h) The term "date of cumulation" as used with reference to any series of Preferred Stock shall be deemed to mean the date fixed by the Board of Directors as the date of cumulation of such series at the time of the creation thereof or, if no date shall have been so fixed, the date on which shares of such series are first issued. Whenever used with reference to any share of any series of Preferred Stock, the term "full cumulative dividends" shall be deemed to mean (whether or not in any dividend period, or any part thereof, in respect of which such term is used there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for such series as provided in paragraph (b) of this Article FOURTH for the period of time elapsed from the date of cumulation of such series to the date as of which full cumulative dividends are to be computed (including an amount equal to the dividend at such rate for any fraction of a dividend period included in such period of time); and the term "accrued dividends" shall be deemed to mean full cumulative dividends to the date as of which accrued dividends are to be computed, less the amount of all dividends paid, or deemed paid as hereinafter in this paragraph (h) provided, upon said share. In the event of the issue of additional shares of Preferred Stock of any series after the original issue of shares of Preferred Stock of such series, all dividends paid or accrued on Preferred Stock of such series prior to the date of issue of such additional Preferred Stock and all dividends declared and payable to holders of Preferred Stock of such series of record on any date prior to the issue of any such additional Preferred Stock shall be deemed to have been paid on the additional Preferred Stock so issued.

(i) Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

(k)  Subject to the provisions of any applicable law, or of the By-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law, or by this Certificate of Incorporation, the holders of any outstanding shares of any Stock shall possess voting power one vote for each share, unless Preferred rights grant a higher number.

FIFTH:

The Corporation is to have perpetual existence.

SIXTH:

The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

SEVENTH:

Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation to the contrary, any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting.

EIGHTH:

The Board of Directors shall have power, without stockholder action:

1. To make By-laws for the Corporation, and to amend, alter or repeal any By-laws.

2. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves.

The powers and authorities herein conferred upon the Board of Directors are in furtherance and not in limitation of those conferred by the laws of the State of Delaware. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Corporation.

NINTH:

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in this Certificate of Incorporation, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article NINTH.

TENTH:

(a) The number of directors constituting the whole Board shall be as fixed from time to time by vote of a majority of the whole Board.

ELEVENTH:

(a) the Board of Directors shall have the inherent right to meet telephonically at any time it deems such presence more efficient and in the economic interest of the corporation.

TWELFTH:

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article TWELFTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (as in effect and as hereafter amended), or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article TWELFTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment nor repeal of this Article TWELFTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TWELFTH shall eliminate or reduce the effect of this Article TWELFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TWELFTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.